Exhibit 99
News Release
First Midwest Bancorp 300 Park Blvd., Suite 405 P.O. Box 459 Itasca, Illinois 60143-9768 (630) 875-7450

FOR IMMEDIATE RELEASE	CONTACT:	Donald J. Swistowicz (630) 875-7460 www.firstmidwest.com
	TRADED:	Nasdaq
	SYMBOL:	FMBI

FIRST MIDWEST BANCORP INCREASES

QUARTERLY CASH DIVIDEND TO $0.20

ITASCA, IL., NOVEMBER 16, 2000 - First Midwest Bancorp, Inc. (Nasdaq: FMBI) today announced an increase in the quarterly cash dividend on its common stock. The new quarterly cash dividend of $0.20 per share, up 11% from the previous $0.18 will be payable on January 23, 2001 to shareholders of record on December 29, 2000.

The increase in the quarterly dividend indicates a new annual rate of $0.80 per share and represents the ninth increase in cash dividends declared in the last eight years, with the increases averaging more than 12%. The increase is consistent with the Company's growth in earnings and confidence in its future prospects. Additionally, the Company announced a change to its 2001 Annual Meeting date from April 19, 2001 to April 25, 2001.

With assets of $6.0 billion, First Midwest is the largest independent and fifth overall largest banking company in the highly attractive suburban Chicago banking market. As the premier independent suburban Chicago banking company, First Midwest provides commercial banking, trust, investment management, mortgage and related financial services to a broad array of customers through 73 offices located in more than 40 communities.